Exhibit 99.1

SuccessFactors Files Extension for Fiscal 2010 Form 10-K Filing

SAN MATEO, Calif. – March 2, 2011 — Today, SuccessFactors, Inc. (Nasdaq: SFSF) announced that it has filed a Notification of Late Filing on Form 12b-25 with the United States Securities and Exchange Commission for its Annual Report on Form 10-K for the year ended December 31, 2010 and will restate its Q3 2010 financials. The delay in filing is due to incorrect accounting for a $3.5 million foreign exchange gain on an intercompany loan in its Australian holding company subsidiary during the quarter ended September 30, 2010. The Company expects the line item “interest income and other, net” to decrease and the line item “net loss,” on a generally accepted accounting principles (GAAP) basis, to increase by approximately $3.5 million for the three and nine months ended September 30, 2010 and such line items to decrease and increase, respectively, by up to approximately $1.5 million for the three months ended December 31, 2010 and approximately $5.0 million for the year ended December 31, 2010

The changes had no impact on previously reported total cash flows from operations, revenues, bookings, non-GAAP operating results and non-GAAP net loss (which excludes the foreign exchange gain on the intercompany loan).

About SuccessFactors

SuccessFactors is the leading provider of cloud-based Business Execution (BizX) software solutions to organizations of all sizes, with more than 8 million users across multiple industries and geographies. We strive to delight our customers by delivering innovative solutions, a broad range of content, process expertise and best practices knowledge gained from serving our large and varied customer base. Today, we have more than 3,200 customers in more than 168 countries using our application suite in 34 languages. Our customer base includes organizations with as few as three and as many as 2,000,000 end users.

Execution Is The Difference™

Follow us: http://twitter.com/SuccessFactors

Like us: http://facebook.com/SuccessFactors

Fan us: http://facebook.com/SuccessFactors

# # #

Contact:

For investor inquiries:

Karen Moran

650.645.4439

kmoran@successfactors.com

For media inquiries:

Andrea Meyer

415.370.7329

ameyer@successfactors.com